UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following e-mail was sent to certain employees of Jazz Pharmaceuticals plc on July 14, 2021

Subject: A Message from Neena Patil: Action Requested of Jazz Employee Shareholders – Please Vote Your Shares!

Dear Jazzicians,

We are holding our 2021 Annual General Meeting of Shareholders (AGM) on July 29th, and many of you are shareholders in addition to being employees of Jazz Pharmaceuticals. If you were not a shareholder of Jazz Pharmaceuticals plc on June 2, 2021, the record date for the AGM, you can disregard this message.

By now, if you were a shareholder on the record date, you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares. See below for more information about E*Trade notifications.

We have a number of important proposals being voted on at the AGM. Jazz Pharmaceuticals’ board of directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election at the AGM, and “FOR” each of the other proposals that have been submitted for a shareholder vote at the AGM. Please refer to Jazz Pharmaceuticals’ proxy statement for more details regarding the nominees and proposals, or reach out to Aislinn Doody, Julie Panigrahi or Iain Ward.

As a Jazz Pharmaceuticals shareholder, your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. If you require any assistance in voting your shares, please call Alliance Advisors, our proxy solicitor, at +1.855.600.8108.

We thank all of you for your continued support of Jazz Pharmaceuticals.

Neena M. Patil

Chief Legal Officer &

Senior Vice President,

Legal and Corporate Affairs

E*Trade Notifications:

If you hold shares through E*Trade and receive communications electronically, you should have received an email on or close to June 18th, from E*Trade with a “from” address of “id@ProxyVote.com” with the subject heading “JAZZ PHARMACEUTICALS PLC Annual Meeting” with instructions about how to vote your shares (please check your “spam” or ‘junk” folder if you did not receive it). If you do not receive communications from E*Trade electronically, you should have received instructions about how to vote your shares in the mail.